CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Performance Leveraged Upside Securities due 2013	$2,750,000	$319.28
July 2011 Pricing Supplement No. 887 Registration Statement No. 333-156423 Dated July 22, 2011 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

PLUS Based on the Common Stock of McDonald’s Corporation due July 26, 2013
Performance Leveraged Upside SecuritiesSM
The PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, you will receive an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of the underlying stock on the valuation date.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	July 26, 2013
Underlying stock:	Common stock of McDonald’s Corporation
Aggregate principal amount:	$2,750,000
Payment at maturity:	If the final share price is greater than the initial share price:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price,
$1,000 x share performance factor
This amount will be less than or equal to the stated principal amount of $1,000.
Leveraged upside payment:	$1,000 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$88.56, which is the share closing price of the underlying stock on the pricing date
Final share price:	The share closing price of the underlying stock on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Valuation date:	July 23, 2013, subject to postponement for non-trading days and certain market disruption events
Leverage factor:	200%
Maximum payment at maturity:	$1,440 per PLUS (144% of the stated principal amount)
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date:	July 22, 2011
Original issue date:	July 26, 2011 (2 business days after the pricing date)
CUSIP:	617482WQ3
ISIN:	US617482WQ36
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per PLUS	$1,000	$22.50	$977.50
Total	$2,750,000	$61,875	$2,688,125
(1)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.50 for each PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 12.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

PLUS Based on the Common Stock of McDonald’s Corporation due July 26, 2013
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the share closing price of the underlying stock on the valuation date.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July 22, 2011	July 26, 2011 (2 business days after the pricing date)	July 26, 2013, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying stock:	Common stock of McDonald’s Corporation
Issue price:	$1,000 per PLUS
Aggregate principal amount:	$2,750,000
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	If the final share price is greater than the initial share price:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price,
$1,000 x share performance factor
This amount will be less than or equal to the stated principal amount of $1,000.
Leveraged upside payment:	$1,000 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Leverage factor:	200%
Share performance factor:	final share price / initial share price
Initial share price:	$88.56, which is the share closing price of the underlying stock on the pricing date
Final share price:	The share closing price of the underlying stock on the valuation date times the adjustment factor on such date
Valuation date:	July 23, 2013, subject to adjustment for non-trading days and certain market disruption events
Maximum payment at maturity:	$1,440 per PLUS (144% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 12.

July 2011	Page 2

PLUS Based on the Common Stock of McDonald’s Corporation due July 26, 2013
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617482WQ3
ISIN:	US617482WQ36
Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:
Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

We will not attempt to ascertain whether the issuer of the underlying stock is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If the issuer were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder upon the sale, exchange or settlement of the PLUS.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuer of the underlying stock and consult your tax adviser regarding the possible consequences to you if the issuer is or becomes a USRPHC.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.

July 2011	Page 3

PLUS Based on the Common Stock of McDonald’s Corporation due July 26, 2013
Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in the underlying stock and in futures and/or options contracts on the underlying stock.  Such purchase activity could have increased the price of the underlying stock on the pricing date, and therefore the price at which the underlying stock must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons

July 2011	Page 4

PLUS Based on the Common Stock of McDonald’s Corporation due July 26, 2013
Performance Leveraged Upside SecuritiesSM

involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.50 for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Validity of the PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2011	Page 5

PLUS Based on the Common Stock of McDonald’s Corporation due July 26, 2013
Performance Leveraged Upside SecuritiesSM

How the PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	200%
Maximum payment at maturity:	$1,440 per PLUS (144% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
If the final share price is greater than the initial share price, investors would receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying stock over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, investors would realize the maximum payment at maturity at a final share price of 122% of the initial share price.

▪	If the underlying stock appreciates 5%, investors would receive a 10% return, or $1,100 per PLUS.

▪	If the underlying stock appreciates 25%, investors would receive only the maximum payment at maturity of $1,440 per PLUS, or 144% of the stated principal amount.

▪
If the final share price is less than or equal to the initial share price, investors would receive an amount less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying stock.

▪	If the underlying stock depreciates 10%, investors would lose 10% of their principal and receive only $900 per PLUS at maturity, or 90% of the stated principal amount.

July 2011	Page 6

PLUS Based on the Common Stock of McDonald’s Corporation due July 26, 2013
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based upon the share closing price of the underlying stock on the valuation date, as determined as follows:

If the final share price is greater than the initial share price:

$1,000    +    leveraged upside payment;

subject to the maximum payment at maturity of $1,440 for each PLUS,

If the final share price is less than or equal to the initial share price:

$1,000    x    share performance factor

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $1,000.

July 2011	Page 7

PLUS Based on the Common Stock of McDonald’s Corporation due July 26, 2013
Performance Leveraged Upside SecuritiesSM

Additional Terms Specific to the PLUS

The additional terms specified below supersede the corresponding terms in the accompanying prospectus supplement for PLUS dated December 22, 2009 as specified below.  Furthermore, all references to “ETF shares” or “underlying shares” in the accompanying prospectus supplement, when read in conjunction with this pricing supplement, shall be deemed to refer to the underlying stock specified in this pricing supplement. The section “Description of PLUS—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” beginning on S-40 of the accompanying prospectus supplement shall not apply to these PLUS.

The section entitled “Antidilution Adjustments for PLUS linked to Exchange-Traded Funds” on page S-39 of the accompanying prospectus supplement shall not apply to these PLUS and shall be superseded by the section entitled “Adjustments to the adjustment factor” below.

Adjustments to the adjustment factor.  The adjustment factor will be adjusted as follows:

1.
If the underlying stock is subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the underlying stock.

2.
If the underlying stock is subject (i) to a stock dividend (issuance of additional shares of the underlying stock) that is given ratably to all holders of shares of the underlying stock or (ii) to a distribution of the underlying stock as a result of the triggering of any provision of the corporate charter of McDonald’s Corporation, then once the dividend has become effective and the underlying stock is trading ex-dividend, the adjustment factor will be adjusted so that the new adjustment factor shall equal the prior adjustment factor plus the product of (i) the number of shares issued with respect to one share of the underlying stock and (ii) the prior adjustment factor.

3.
If McDonald’s Corporation issues rights or warrants to all holders of the underlying stock to subscribe for or purchase the underlying stock at an exercise price per share less than the share closing price of the underlying stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the PLUS, then the adjustment factor will be adjusted to equal the product of the prior adjustment factor and a fraction, the numerator of which shall be the number of shares of the underlying stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of the underlying stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of the underlying stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of the underlying stock which the aggregate offering price of the total number of shares of the underlying stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the share closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such share closing price.

4.
There will be no adjustments to the adjustment factor to reflect cash dividends or other distributions paid with respect to the underlying stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and extraordinary dividends.  A cash dividend or other distribution  with respect to the underlying stock will be deemed to be an “extraordinary dividend” if such cash dividend or distribution exceeds the immediately preceding non-extraordinary dividend for the underlying stock by an amount equal to at least 10% of the share closing price of the underlying stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the underlying stock on the primary U.S. organized securities exchange or trading system on which the underlying stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such extraordinary dividend (such share closing price, the “base share closing price”). Subject to the following sentence, if an extraordinary dividend occurs with respect to the underlying stock, the adjustment factor with respect to the underlying stock will be adjusted on the ex-dividend date with respect to such extraordinary dividend so that the new adjustment factor will equal the product of (i) the then current adjustment factor and (ii) a fraction, the numerator of which is the base share closing price, and the denominator of which is the amount by which the base share closing price exceeds the extraordinary dividend amount.  If any extraordinary dividend amount is at least 35% of the base share closing price, then, instead of adjusting the adjustment factor, the amount payable upon exchange at maturity will be determined as described in paragraph 5 below, and the extraordinary dividend will be allocated to reference basket stocks in accordance with the procedures for a reference basket event as described in clause (c)(ii) of paragraph 5 below.  The “extraordinary dividend amount” with respect to an extraordinary dividend for the underlying stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such

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PLUS Based on the Common Stock of McDonald’s Corporation due July 26, 2013
Performance Leveraged Upside SecuritiesSM

extraordinary dividend minus the amount per share of the immediately preceding non-extraordinary dividend for the underlying stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such extraordinary dividend. The value of the non-cash component of an extraordinary dividend will be determined on the ex-dividend date for such distribution by the calculation agent, whose determination shall be conclusive in the absence of manifest error.  A distribution on the underlying stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the adjustment factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.
Any of the following shall constitute a “reorganization event”:  (i) the underlying stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by McDonald’s Corporation, (ii) McDonald’s Corporation has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) McDonald’s Corporation completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) McDonald’s Corporation is liquidated, (v) McDonald’s Corporation issues to all of its shareholders equity securities of an issuer other than McDonald’s Corporation (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spinoff stock”) or (vi) the underlying stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares.  If any reorganization event occurs, in each case as a result of which the holders of the underlying stock receive any equity security listed on a national securities exchange or traded on NASDAQ (a “marketable security”), other securities or other property, assets or cash (collectively “exchange property”), the amount payable upon exchange at maturity with respect to the stated principal amount of each PLUS following the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the adjustment factor will be determined in accordance with the following:

(a)
if the underlying stock continues to be outstanding, the underlying stock (if applicable, as reclassified upon the issuance of any tracking stock) at the adjustment factor in effect on the valuation date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b)
for each marketable security received in such reorganization event (each a “new stock”), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for the underlying stock, the number of shares of the new stock received with respect to one share of the underlying stock multiplied by the adjustment factor for the underlying stock on the trading day immediately prior to the effective date of the reorganization event (the “new stock adjustment factor”), as adjusted to the valuation date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c)	for any cash and any other property or securities other than marketable securities received in such reorganization event (the “non-stock exchange property”),

(i)
if the combined value of the amount of non-stock exchange property received per share of the underlying stock, as determined by the calculation agent in its sole discretion on the effective date of such reorganization event (the “non-stock exchange property value”), by holders of the underlying stock is less than 25% of the share closing price of the underlying stock on the trading day immediately prior to the effective date of such reorganization event, a number of shares of the underlying stock, if applicable, and of any new stock received in connection with such reorganization event, if applicable, in proportion to the relative share closing prices of the underlying stock and any such new stock, and with an aggregate value equal to the non-stock exchange property value multiplied by the adjustment factor in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event, based on such share closing prices, in each case as determined by the calculation agent in its sole discretion on the effective date of such reorganization event; and the number of such shares of the underlying stock or any new stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the adjustment factor in subparagraph (a) above and/or the new stock adjustment factor in subparagraph (b) above, as applicable, or

(ii)
if the non-stock exchange property value is equal to or exceeds 25% of the share closing price of the underlying stock on the trading day immediately prior to the effective date relating to such reorganization event or, if the underlying stock is surrendered exclusively for non-stock exchange property (in each case, a “reference basket event”), an initially equal-dollar weighted basket of three reference basket stocks (as defined below) with an aggregate value on the effective date of such reorganization event equal to the non-stock exchange property value multiplied by the adjustment factor in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event.  The “reference basket stocks” will be the three stocks with the largest market capitalization among the stocks that then constitute the S&P 500® Index (or, if publication of such index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as McDonald’s Corporation; provided, however, that a reference basket

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PLUS Based on the Common Stock of McDonald’s Corporation due July 26, 2013
Performance Leveraged Upside SecuritiesSM

stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the PLUS with respect to such stock (a “hedging restriction”); provided further that if three reference basket stocks cannot be identified from the S&P 500® Index by primary SIC Code for which a hedging restriction does not exist, the remaining reference basket stock(s) will be selected by the calculation agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for McDonald’s Corporation.  Each reference basket stock will be assigned a basket stock adjustment factor equal to the number of shares of such reference basket stock with a share closing price on the effective date of such reorganization event equal to the product of (a) the non-stock exchange property value, (b) the adjustment factor in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event and (c) 0.3333333.

Following the allocation of any extraordinary dividend to reference basket stocks pursuant to paragraph 4 above or any reorganization event described in this paragraph 5, the final share price used to calculate the amount payable at maturity with respect to the stated principal amount of each PLUS will be the sum of:

x.	if applicable, the share closing price of the underlying stock times the adjustment factor then in effect; and

y.	if applicable, for each new stock, the share closing price of such new stock times the new stock adjustment factor then in effect for such new stock; and

z.	if applicable, for each reference basket stock, the share closing price for such reference basket stock times the basket stock adjustment factor then in effect for such reference basket stock.

In each case, the applicable adjustment factor (including for this purpose, any new stock adjustment factor or basket stock adjustment factor) will be determined by the calculation agent on the valuation date.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraphs 4 or 5 above, (i) references to “underlying stock” under “—share closing price” and “—market disruption event” shall be deemed to also refer to any new stock or reference basket stock, and (ii) all other references in this pricing supplement and the accompanying prospectus supplement to “underlying stock” shall be deemed to refer to the exchange property upon whose value the payment at maturity is thereafter to depend and references to a “share” or “shares” of the underlying stock shall be deemed to refer to the applicable unit or units of such exchange property, including any new stock or reference basket stock, unless the context otherwise requires.  The new stock adjustment factor(s) or basket stock adjustment factors resulting from any reorganization event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a reference basket event occurs, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to The Depository Trust Company (“DTC”) of the occurrence of such reference basket event and of the three reference basket stocks selected as promptly as possible and in no event later than five business days after the date of the reference basket event.

No adjustment to any adjustment factor (including for this purpose, any new stock adjustment factor or basket stock adjustment factor) will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect.  Adjustments to the adjustment factors will be made up to the close of business on the valuation date.

No adjustments to the adjustment factor or method of calculating the adjustment factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the share closing price of the underlying stock, including, without limitation, a partial tender or exchange offer for the underlying stock.

The calculation agent shall be solely responsible for the determination and calculation of any adjustments to the adjustment factor, any new stock adjustment factor or basket stock adjustment factor or method of calculating the non-stock exchange property value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in

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paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the adjustment factor, or to the method of calculating the amount payable upon exchange at maturity of the PLUS made pursuant to paragraph 5 above, upon written request by any investor in the PLUS.

The definition of “market disruption event” beginning on S-31 of the accompanying prospectus supplement shall be superseded by the following section:

“Market disruption event” means, with respect to the underlying stock:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of the underlying stock on the primary market for the underlying stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying stock as a result of which the reported trading prices for the underlying stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the underlying stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(ii)
a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS.

For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the underlying stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which futures or options contracts related to the underlying stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and the accompanying prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with you investment in the PLUS.

▪
PLUS do not pay interest or guarantee return of any principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decline in the share closing price of the underlying stock.

▪
Appreciation potential is limited.  The appreciation potential of PLUS is limited by the maximum payment at maturity of $1,440 per PLUS (144% of the stated principal amount).  Although the leverage factor provides 200% exposure to any increase in the final share price above the initial share price, because the payment at maturity will be limited to 144% of the stated principal amount for the PLUS, any increase in the final share price over the initial share price by more than 22% of the initial share price will not further increase the return on the PLUS.

▪
The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,

o	dividend rate on the underlying stock

o	interest and yield rates in the market,

o	geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect stock markets generally and that may affect the underlying stock and the final share price,

o	time remaining until the PLUS mature,

o	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 18.  You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
You have no shareholder rights.  Investing in the PLUS is not equivalent to investing in the underlying stock.  As an investor in the PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪
No affiliation with McDonald’s Corporation.  McDonald’s Corporation is not an affiliate of ours and is not involved with this offering in any way.  Consequently, we have no ability to control the actions of McDonald’s Corporation, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity.  McDonald’s Corporation has no obligation to consider your interest as an investor in

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the PLUS in taking any corporate actions that might affect the value of your PLUS.  None of the money you pay for the PLUS will go to McDonald’s Corporation.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Morgan Stanley may engage in business with or involving McDonald’s Corporation without regard to your interests.  We or our affiliates may presently or from time to time engage in business with McDonald’s Corporation without regard to your interests, including extending loans to, or making equity investments in, McDonald’s Corporation or providing advisory services to McDonald’s Corporation, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about McDonald’s Corporation.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to McDonald’s Corporation.  These research reports may or may not recommend that investors buy or hold the underlying stock.

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.  MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving McDonald’s Corporation, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that could affect the underlying stock.  For example, the calculation agent is not required to make any adjustments if McDonald’s Corporation offers common stock for cash or in connection with acquisitions.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  As calculation agent, MS & Co. will determine the initial share price and the final share price and will calculate the amount of cash you receive at maturity, if any.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, adjustments to the adjustment factor and the calculation of the final share price in the event of a market disruption event, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the PLUS (and to other instruments linked to the underlying stock), including trading in the underlying stock and in other instruments related to the underlying stock.   Some of our subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, therefore, could have increased the price at which the underlying stock must close on the

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valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the share closing price of the underlying stock on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Stock

McDonald’s Corporation. McDonald’s Corporation franchises and operates McDonald’s restaurants.  The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by McDonald’s Corporation pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-05231 through the Securities and Exchange Commission’s website at.www.sec.gov.  In addition, information regarding McDonald’s Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the PLUS offered hereby and does not relate to the underlying stock or other securities of McDonald’s Corporation.  The issuer has derived all disclosures contained in this pricing supplement regarding McDonald’s Corporation from the publicly available documents described in the preceding paragraph.  In connection with the offering of the PLUS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to McDonald’s Corporation.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding McDonald’s Corporation is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

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Historical Information

The following table sets forth the published high and low share closing prices as well as the end-of-quarter share closing prices of the underlying stock for each quarter in the period from January 1, 2008 through July 22, 2011.  The related graph sets forth the daily share closing prices of the underlying stock for the same period.  The share closing price of the underlying stock on July 22, 2011 was $88.56.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying stock as an indication of future performance, and no assurance can be given as to the price of the underlying stock on the valuation date.

McDonald’s Corporation (CUSIP 580135101)	High ($)	Low ($)	Dividends ($)
2008
First Quarter	58.17	50.75	0.375
Second Quarter	61.17	55.40	0.375
Third Quarter	65.95	57.19	0.375
Fourth Quarter	63.66	51.55	0.50
2009
First Quarter	63.75	50.86	0.50
Second Quarter	60.99	52.40	0.50
Third Quarter	58.82	54.23	0.50
Fourth Quarter	64.53	56.61	0.55
2010
First Quarter	67.35	61.45	0.55
Second Quarter	71.52	65.87	0.55
Third Quarter	76.08	66.11	0.55
Fourth Quarter	80.34	74.92	0.61
2011
First Quarter	76.73	72.67	0.61
Second Quarter	84.57	75.99	0.61
Third Quarter (through July 22, 2011)	88.56	84.96	–

Common Stock of McDonald’s Corporation Daily Closing Prices January 1, 2008 to July 22, 2011

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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